Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 24, 2016 relating to the consolidated financial statements and financial statement schedules of Response Biomedical Corp., which appears in Response Biomedical Corp.’s Annual Report on Form 10-K for the year ended December 31, 2015.

/s/ PricewaterhouseCoopers LLP

Chartered Professional Accountants

May 19, 2016